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FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info:	Scott Eckstein (212) 827- 3776
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
November 6, 2008

COMFORCE CORPORATION ANNOUNCES THIRD QUARTER 2008 RESULTS

•	Revenues increase for first nine months of 2008 compared to 2007
•	Income before taxes increases $1.0 million for nine month period
•	Interest expense continues to decline

Woodbury, NY – November 6, 2008 – COMFORCE Corporation (AMEX: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today announced results for its third quarter ended September 28, 2008.  Revenues for the quarter were $149.4 million compared to revenues of $150.7 million for the third quarter of 2007.  PRO Unlimited®, the Company’s Human Capital Management segment, revenues increased $3.8 million, or 4.0%.  Additionally, PRO recorded gross profit for the third quarter of $12.8 million, compared to $12.1 million for the same quarter last year.   Staff Augmentation revenue decreased by $5.2 million due primarily to a decrease in services provided to Technical Services customers.  This was partially offset by increases in services provided to Healthcare Support and Information Technology customers.

Gross profit for the third quarter of 2008 was $23.6 million, or 15.8% of sales, compared to $23.2 million, or 15.4% of sales for the third quarter of 2007.

COMFORCE reported operating income of $4.0 million for the quarter, compared to $4.2 million for the same quarter last year.

Interest expense was $963,000 for the third quarter of 2008, compared to $1.9 million for the third quarter of 2007.   This decrease was principally due to the repurchase and redemption of $22.9 million of 12% Senior Notes since the beginning of 2007, including the redemption of $5.2 million principal amount of Senior Notes in August 2008.

Other expense, net, for the third quarter of 2008 of $445,000 principally consists of losses on foreign currency exchanges, as compared to other income, net, for the third quarter of 2007 of $363,000, principally consisting of gains on foreign currency exchanges.

The Company recorded income before income taxes of $2.4 million for the third quarter, compared to income before income taxes of $2.7 million for the comparable quarter last year.

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COMFORCE recognized a provision for income taxes of $1.1 million in the third quarter of 2008, compared to $874,000 in the third quarter of 2007.

Net income for the third quarter was $1.3 million, or $0.06 per basic share and $0.04 per diluted share, compared to net income of $1.8 million, or $0.09 per basic share and $0.06 per diluted share for the same quarter last year.

Nine Month Results

COMFORCE reported revenues of $452.4 million for the first nine months of 2008, compared to revenues of $442.0 million for the first nine months of 2007.  The Company’s revenues for the first nine months of this year continued to be favorably impacted by the performance of PRO Unlimited, where revenues rose $16.0 million over the first nine months of 2007.  PRO recorded gross profit of $38.0 million for the nine month period, compared to gross profit of $35.8 million for the comparable period last year.

The Company’s gross profit for the first nine months was $71.8 million, or 15.9% of sales, compared to $68.6 million, or 15.5% of sales for the same period last year.

Operating income for the nine month period was $11.5 million, compared to $11.8 million for the first nine months of 2007.

Interest expense for the first nine months of 2008 was $3.5 million, compared to $5.9 million for the first nine months of 2007.  This lower interest expense was primarily due to the repurchase and redemption of the 12% Senior Notes mentioned above.

Other expense, net, for the first nine months of $622,000 principally consists of losses on foreign currency exchanges as compared to other income, net, for the first nine months of 2007 of $703,000 principally consisting of gains on foreign currency exchanges.

COMFORCE reported income before income taxes of $7.1 million for the first nine months of 2008, compared to income before income taxes of $6.1 million for the first nine months of 2007.The Company recognized a tax provision of $3.2 million for the first nine months of 2008, compared to a tax provision of $2.3 million for the first nine months of 2007.

COMFORCE reported net income of $3.9 million for the first nine months of 2008, or $0.18 per basic share and $0.12 per diluted share, compared to a net income of $3.8 million for the first nine months of 2007, or $0.17 per basic share and $0.12 per diluted share.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “Given the difficult economic conditions that are being experienced both in our industry sector and globally, we are pleased to have been able to increase our revenues and profitability for the first nine months of this year.

“We continue to be most enthusiastic about PRO Unlimited and Healthcare Support Services which includes RightSourcing® and Coding.  Revenues in Healthcare Support Services increased 17.7% for the first nine months of this year.

“As mentioned on our second quarter conference call we have signed contracts with four new hospitals, all of which we have begun servicing.   At PRO, we began implementing three new major accounts during our third quarter and we will begin implementing a fourth major account during the fourth quarter.”

Mr. Fanning, concluded, “There has been a further downturn in the labor market during the second half of this year and we have not been immune to this environment. We believe we have taken several measures to position our company to better weather this bad economic environment, including the extinguishment of our 12% Senior Notes and focusing our business on those areas that we believe will continue to grow and be in demand, including PRO and RightSourcing.”

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About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

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•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	increases in interest rates, which could significantly increase our interest expense under our bank credit facility;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing our bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 30, 2007 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Net sales of services	$149,435	$150,667	$452,401	$441,966

Costs and expenses:
Cost of services	125,884	127,503	380,651	373,399
Selling, general and administrative expenses	18,727	18,313	57,978	54,798
Depreciation and amortization	824	679	2,237	2,018

Total costs and expenses	145,435	146,495	440,866	430,215

Operating income	4,000	4,172	11,535	11,751

Other (expense) income:
Interest expense	(963)	(1,872)	(3,531)	(5,921)
Loss on debt extinguishment	(149)	–	(278)	(424)
Other (expense) income, net	(445)	363	(622)	703
	(1,557)	(1,509)		(5,642)

Income before income taxes	2,443	2,663	11,535	6,109
Provision for income taxes	1,096	874	3,166	2,332
Net income	$1,347	$1,789	$8,369	$3,777

Dividends on preferred stock	252	252	754	754

Net income available to common stockholders	$1,095	$1,537	$7,615	$3,023

Basic income per common share	$0.06	$0.09	$0.44	$0.17

Diluted income per common share	$0.04	$0.06	$0.26	$0.12

Weighted average common shares outstanding, basic	17,388	17,387	17,388	17,385
Weighted average common shares outstanding, diluted	33,021	32,341	32,612	31,903

COMFORCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 28, 2008 and December 30, 2007
(in thousands, except share and per share amounts)
(unaudited)

	September 28,	December 30,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$11,045	6,654
Accounts receivable, less allowance of $ 141 in 2008 and $129 in 2007	125,300	118,163
Funding and service fees receivable, less allowance of $30 in 2008 and $44 in 2007	10,099	13,101
Prepaid expenses and other current assets	3,395	4,408
Deferred income taxes, net	399	388
Total current assets	150,238	142,714

Deferred income taxes, net	45	164
Property and equipment, net	10,199	7,723
Deferred financing costs, net	252	480
Goodwill	32,073	32,073
Other assets, net	187	230

Total assets	$192,994	183,384

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,391	2,376
Accrued expenses	113,814	105,825
Total current liabilities	116,205	108,201

Long-term debt (including related party debt of $1,710 in 2008 and $1,644 in 2007)	81,587	83,858
Other liabilities	522	828

Total liabilities	198,314	192,887

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,387,560 and 17,387,553 shares issued and outstanding in 2008 and 2007, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at September 28, 2008 and December 30, 2007, with an aggregate liquidation preference of $8,734 at September 28, 2008 and $8,389 at December 30, 2007	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at September 28, 2008 and December 30, 2007, with an aggregate liquidation preference of $705 at September 28, 2008 and $676 at December 30, 2007	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at September 28, 2008 and December 30, 2007, with an aggregate liquidation preference of $8,664 at September 28, 2008 and $8,284 at December 30, 2007	10,264	10,264
Additional paid-in capital	48,412	48,356
Accumulated other comprehensive income	(67)	(256)
Accumulated deficit	(68,920)	(72,858)

Total stockholders’ deficit	(5,320)	(9,503)

Total liabilities and stockholders’ deficit	$192,994	183,384

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